As filed with the Securities and Exchange Commission on November 13, 2017

Securities Act File No. 333-25803

Investment Company Act File No. 811-08189

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 53	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 54
(Check appropriate box or boxes)	☒

J.P. Morgan Fleming Mutual Fund Group, Inc.

(Exact Name of Registrant Specified in Charter)

270 Park Avenue

New York, New York, 10017

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (800) 480-4111

Frank J. Nasta, Esq.

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, NY 10017

(Name and Address of Agent for Service)

With copies to:

Elizabeth A. Davin, Esq.	Jon S. Rand, Esq.
JPMorgan Chase & Co.	Dechert LLP
1111 Polaris Parkway	1095 Avenue of the Americas
Columbus, OH 43240	New York, NY 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post –Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page)

3.	Exhibit (99)(c) to Item 28 to the Registration Statement

This Post-Effective Amendment is being filed solely to file the Power of Attorney for the new Acting Treasurer and Principal Financial Officer of the Fund for the Trust (exhibit (99)(c)) to Item 28 of this Registration Statement on Form N-1A (the “Registration Statement”).

Part A and B of Post-Effective Amendment No. 52 to the Registration Statement filed on October 31, 2017, pursuant to Rule 485(b) under Securities Act of 1933, as amended (the “1933 Act”), as amended or supplemented to date pursuant to Rule 497 under the 1933 Act, are incorporated by reference herein.

PART C

Item 28.	Exhibits:

(a)(1) Agreement and Declaration of Trust, dated April 21, 1997. Incorporated herein by reference to Form N-1A Registration Statement filed on April 24, 1997 (Accession Number 0000950147-97-000251).

(a)(2) Articles of Incorporation. Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form N-1A Registration Statement filed on September 30, 1997 (Accession Number 0000950147-97-000672).

(a)(3) Articles of Merger. Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form N-1A Registration Statement filed on September 30, 1997 (Accession Number 0000950147-97-000672).

(a)(4) Articles Supplementary. Incorporated herein by reference to Post-Effective Amendment No. 10 to the Registration Statement filed on April 27, 2001 (Accession Number 0000912057-01-511068).

(a)(5) Amendment to the Articles of Incorporation. Incorporated herein by reference to Post-Effective Amendment No. 10 to the Registration Statement filed on April 27, 2001 (Accession Number 0000912057-01-511068).

(a)(6) Articles of Amendment, dated September 26, 2008. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2008 (Accession Number 0001145442-08-002882).

(a)(7) Articles Supplementary, dated September 26, 2008. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 24, 2008 (Accession Number 0001145442-08-002882).

(a)(8) Articles Supplementary, dated May 24, 2012. Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435272).

(a)(9) Articles Supplementary, dated June 11, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413657).

(a)(9) Articles Supplementary, dated December 19, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 30, 2015 (Accession Number 0001193125-15-359997).

(a)(10) Articles Supplementary, dated September 3, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 30, 2015 (Accession Number 0001193125-15-359997).

(a)(11) Articles Supplementary, dated June 13, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(a)(12) Articles Supplementary, dated June 27, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(a)(13) Articles Supplementary, dated October 27, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2016 (Accession Number 0001193125-16-753773).

(a)(14) Articles Supplementary dated October 30, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(b) By-Laws as Amended and Restated August 20, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(c) Not applicable.

(d)(1) Form of Investment Advisory Agreement. Incorporated herein by reference to Post-Effective Amendment No. 7 to the Registration Statement filed on January 26, 2001 (Accession Number 0000950147-01-500142).

(d)(2) Amendment to Investment Advisory Agreement, dated December 23, 2004. Incorporated by reference to Post-Effective Amendment No. 17 filed on February 9, 2005 (Accession Number 0001047469-05-002948).

(e)(1) Distribution Agreement between the Trust and JPMorgan Distribution Services, Inc. Incorporated herein by reference to Post-Effective Amendment No. 19 to the Registration Statement filed on April 29, 2005 (Accession Number 0001047469-05-012375).

(e)(2) Amendment to the Distribution Agreement, including Schedule A, dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(e)(3) Form of Amended Schedule B to the Distribution Agreement, amended as of February 15, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(e)(4) Form of Amended Schedule C to the Distribution Agreement, amended as of November 16, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(e)(5) Form of Amended Schedule D to the Distribution Agreement, amended as of June 15, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(e)(6) Amended Schedule E to the Distribution Agreement, amended as of June 22, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(e)(7) Form of Amended Schedule F to the Distribution Agreement, amended as of November 16, 2016. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(e)(8) Amendment dated November 11, 2015, to the Distribution Agreement, including Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(f) Deferred Compensation Plan for Eligible Trustees of the Trust. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 30, 2015 (Accession Number 0001193125-15-359997).

(g)(1)(a) Amended and Restated Global Custody Agreement and Fund Accounting Agreement dated September 1, 2010, between JPMorgan Chase Bank, N.A. and the entities named in Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on October 28, 2010 (Accession Number 0001145443-10-002214).

(g)(1)(b) Form of Amended Schedule A to the Amended and Restated Global Custody and Fund Accounting Agreement (amended as of February 15, 2017). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(g)(1)(c) Amendment to Amended and Restated Global Custody and Fund Accounting Agreement, dated as of December 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(g)(1)(d) Amendment to Amended and Restated Global Custody and Fund Accounting Agreement, dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(g)(1)(e) Joinder and Amendment, dated December 1, 2015, including Schedule A, to the Amended and Restated Global Custody and Fund Accounting Agreement dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(g)(1)(f) Form of Amended and Restated Global Custody and Fund Accounting Agreement, including Schedule E, dated April 1, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(h)(1)(a) Administration Agreement between the Trust and JPMorgan Funds Management, Inc. Incorporated herein by reference to Post-Effective Amendment No. 19 to the Registration Statement filed on April 29, 2005 (Accession Number 0001047469-05-012375).

(h)(1)(b) Amendment, including amended Schedule A, dated May 1, 2006, to the Administration Agreement. Incorporated herein by reference to Post-Effective Amendment No. 21 to the Registration Statement filed on August 30, 2006 (Accession Number 0001145443-06-002841).

(h)(1)(c) Form of Amended Schedule B to the Administration Agreement (amended as of February 15, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(h)(1)(d) Amendment to February 19, 2005 Administrative Agreement dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(h)(1)(e) Amendment to February 19, 2005 Administration Agreement, dated November 11, 2015, including Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(h)(2)(a) Shareholder Servicing Agreement between the Trust and JPMorgan Distribution Services, Inc. Incorporated herein by reference to Post-Effective Amendment No. 19 to the Registration Statement filed on April 29, 2005 (Accession Number 0001047469-05-012375).

(h)(2)(b) Amendment to the Shareholder Servicing Agreement including Schedules A and B, (amended as of August 22, 2013). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413657).

(h)(2)(c) Form of Amended Schedule B to the Shareholder Servicing Agreement, (amended as of June 15, 2017). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(h)(2)(d) Amendment, dated February 12, 2014, to the Shareholder Servicing Agreement, dated February 19, 2005. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(h)(2)(e) Amendment dated November 11, 2015, to the Shareholder Servicing Agreement, dated February 19, 2005. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(h)(3)(a) Amended and Restated Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”) dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(h)(3)(b) Form of Amended Appendix A, dated as of February 15, 2017, to the Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated September 1, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(h)(3)(c) From of Amendment to Amended and Restated Transfer Agency Agreement between the Trust and BFDS, dated November 11, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(h)(4) Account Services Agreement. Incorporated herein by reference to Post-Effective Amendment No. 1 to the Registration Statement filed on April 30, 1998 (Accession Number 0000950147-98-000325).

(h)(5) Form of Operating Expense Agreement. Incorporated herein by reference to Post-Effective Amendment No. 7 to the Registration Statement filed on January 26, 2001 (Accession Number 0000950147-01-500142).

(h)(6) Securities Lending Agreement, Amended and Restated as of February 9, 2010, between the Registrant and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284414).

(h)(6)(a) Amendment to Securities Lending Agreement, effective as of March 1, 2011, between the Registrant and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284414).

(h)(7) Amended and Restated Securities Lending Agency Agreement, effective March 1, 2011, between the Registrant and the Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284414).

(h)(7)(a) Schedule 2, revised February 1, 2012, to the Amended and Restated Securities Lending Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435272).

(h)(7)(b) Schedule A to the Amended and Restated Securities Lending Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435272).

(h)(8) Amended and Restated Third Party Securities Lending Agreement, effective March 1, 2011, between the Registrant, The Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284414).

(h)(9) Form of Fee Waiver Agreement for the JPMorgan Mid Cap Value Fund, dated November 1, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(h)(10) Form of Trust Fund/SERV Agreement used by JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 1, 2016 (Accession Number 0001193125-16-699684).

(h)(11) Form of Sub Transfer Agency Agreement between the Record keeper and the Registrant. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 1, 2016 (Accession Number 0001193125-16-699684).

(h)(12) Form of Service Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 1, 2016 (Accession Number 0001193125-16-699684).

(h)(13) Form of Mutual Fund Sales Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 1, 2016 (Accession Number 0001193125-16-699684).

(h)(14) Form of Bilateral Networking agreement among Registrant, JPMorgan Distribution Services, Inc. and the Financial Intermediary. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 1, 2016 (Accession Number 0001193125-16-699684).

(h)(15) Form of Fee Waiver Agreement for Class R2 Shares for JPMorgan Mid Cap Value Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 28, 2008 (Accession Number 0001145442-08-002495).

(h)(16) Form of Fund of Funds Service Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284414).

(h)(17) Form of Administrative Sub-Accounting Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413657).

(h)(18) Form of Fee Waiver Agreement for the JPMorgan Mid Cap Value Fund Class R3 and Class R4 Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on July 11, 2016 (Accession Number 0001193125-16-645537).

(h)(19) Form of Fee Waiver Agreement for the JPMorgan Mid Cap Value Fund Class R5 and Class R6 Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 1, 2016 (Accession Number 0001193125-16-699684).

(h)(20) Form of Fee Waiver Agreement for Class T Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(i) Opinion and consent of counsel. N.A.

(j)(1) Consent of independent registered public accounting firm. N.A.

(k) Omitted Financial Statements. None

(l) Form of Purchase Agreement. Incorporated herein by reference to Post-Effective Amendment No. 10 to the Registration Statement filed on April 27, 2001 (Accession Number 0000912057-01-511068).

(m)(1) Rule 12b-1 Plan. Incorporated herein by reference to Post-Effective Amendment No. 10 to the Registration Statement filed on April 27, 2001 (Accession Number 0000912057-01-511068).

(m)(2) Combined Amended and Restated Distribution Plan, amended as of November 11, 2015, including Schedules A and B. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(m)(3) Amended Schedule B, dated June 15, 2017, to the Combined Amended and Restated Distribution Plan, amended as of November 11, 2015. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(n)(1) Combined Amended and Restated Rule 18f-3 Multi-Class Plan, including Exhibit A, amended as of August 16, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(n)(2) Exhibit B, dated September 29, 2017, to the Combined Amended and Restated Rule 18f-3 Multi-Class Plan, amended as of August 16, 2017. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

(o) Reserved.

(p)(1) Code of Ethics for the Trust. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2016 (Accession No. 0001193125-16-633302).

(p)(2) Code of Ethics for JPMAM, including JPMIM, Effective February 5, 2005, Revised August 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2014 (Accession Number 0001193125-14-385015).

(p)(3) Code of Ethics for JPMorgan Distribution Services, Inc. Incorporated by reference to Post-Effective Amendment No. 17 filed on February 9, 2005 (Accession Number 0001047469-05-002948).

(99)(a) Powers of Attorney for the Trustees. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(99)(b) Power of Attorney for Brian S. Shlissel. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 28, 2017 (Accession Number 0001193125-17-062659).

(99)(c) Power of Attorney for Matthew Plastina. Filed herewith.

(99)(d) Power of Attorney for Raymond Kanner. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 31, 2017 (Accession Number 0001193125-17-327271).

Item 29.	Persons Controlled by or Under Common Control with the Fund.

Inapplicable.

Item 30.	Indemnification

Sections 10.2 and 10.4 of the Amended and Restated Declaration of Trust, filed as Exhibit 1, are incorporated herein by reference. Section 10.2 contains provisions limiting the liabilities of members of the Supervisory Committee and Section 10.4 contains provisions for indemnification of the Trustee, members of the Supervisory Committee and officers of the Trust.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of Investment Adviser

The business of the Adviser is summarized in the Prospectus constituting Part A of this Registration Statement, which is incorporated herein by reference. The business or other connections of each director and officer of J.P. Morgan Investment Management Inc. is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Investment Management Inc. (File No. 801-21011).

Item 32.	Principal Underwriter

(a) JPMorgan Distribution Services, Inc. is the principal underwriter of the Registrant’s shares. JPMorgan Distribution Services, Inc. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers. JPMorgan Distribution Services, Inc. is located at 460 Polaris Parkway, Westerville, Ohio 43082. As of the date of this post-effective amendment, JPMorgan Distribution Services, Inc. acts as principal underwriter for the following investment companies:

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

JPMorgan Trust IV

Undiscovered Managers Funds

JPMorgan Insurance Trust

J.P. Morgan Exchange-Traded Fund Trust

(b) The directors and officers of JPMorgan Distribution Services, Inc. are set forth below. The business address of each director or officer is 1111 Polaris Parkway, Columbus, Ohio 43240.

Name with Registrant	Positions and Offices with JPMorgan Distributions Services, Inc.	Positions
Susan Montgomery	Director & President	None

Michael R. Machulski	Director, Managing Director & Treasurer	None

Anthony J. Horan	Senior Vice President & Assistant Secretary	None

Aisling V. DeSola	Vice President & Secretary	None

James A. Hoffman	Executive Director	None

Jessica K. Ditullio	Assistant Secretary	Assistant Secretary

Christine N. Bannerman	Assistant Secretary & Vice President	None

Frank J. Drozek	Assistant Treasurer	None

Christopher J. Mohr	Assistant Treasurer	None

C-4

Item 33.	Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder will be maintained at the offices of:

J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 245 Park Avenue, New York, NY 10167 (records relating to its functions as investment adviser).

J.P. Morgan Fund Distributors, Inc., the Registrant’s distributor, 1111 Polaris Parkway, Columbus, Ohio 43240 (records relating to its functions as distributor).

JPMorgan Chase Bank, N.A. at 270 Park Avenue, New York, New York 10017 (records relating to its functions as shareholder servicing agent (through February 18, 2005), custodian and administrative services agent (through February 18, 2005)).

JPMorgan Funds Investment Management Inc., the Registrant’s administrator, at 1111 Polaris Parkway, Columbus, Ohio 43240 (relating to its functions as administrator).

Boston Financial Data Services, Inc., the Registrant’s transfer agent (effective February 19, 2005), at 2000 Crown Colony Drive, Quincy, MA 02169.

Item 34.	Management Services.

Not applicable.

Item 35.	Undertakings.

None.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, J.P. Morgan Fleming Mutual Fund Group, Inc., has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York and State of New York on the 13th day of November 2017.

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

By:	Brian S. Shlissel*
Brian S. Shlissel
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on November 13, 2017.

John F. Finn*	Marilyn McCoy*
John F. Finn	Marilyn McCoy
Trustee	Trustee

Matthew Goldstein*	Mitchell M. Merin*
Matthew Goldstein	Mitchell M. Merin
Trustee	Trustee

Dennis Harrington*	Robert A. Oden, Jr.*
Dennis Harrington	Robert A. Oden, Jr.
Trustee	Trustee

Frankie D. Hughes*	Marian U. Pardo*
Frankie D. Hughes	Marian U. Pardo
Trustee	Trustee

Raymond Kanner*	Frederick W. Ruebeck*
Raymond Kanner	Frederick W. Ruebeck
Trustee	Trustee

Mary E. Martinez*	James J. Schonbachler*
Mary E. Martinez	James J. Schonbachler
Trustee	Trustee

Peter C. Marshall*	Brian S. Shlissel*
Peter C. Marshall	Brian S. Shlissel
Trustee	President and Principal Executive Officer

Matthew Plastina*
Matthew Plastina
Acting Treasurer and Principal Financial Officer

*By /s/ Elizabeth A. Davin
Elizabeth A. Davin
Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

(99)(c)	Power of Attorney for Matthew Plastina